Exhibit 99.1

Dear Hometown Bancshares, Inc. Shareholders:

On July 19, 2025, Hometown Bancshares, Inc. (“Hometown”) and First Community Bankshares, Inc. (“First Community”) entered into an Agreement and Plan of Merger. Under its terms, Hometown will merge with and into First Community (the “merger”).

In connection with the merger, First Community filed a proxy statement/prospectus on Form S-4 (File No. 333-290201) (the “Proxy Statement”), which automatically became effective on October 27, 2025, and was first mailed or otherwise delivered to the shareholders of Hometown on or about October 28, 2025.

This letter is being provided to shareholders of Hometown to correct an error in the Proxy Statement under the section entitled “Background of the Merger” regarding the initial indication of interest received by Hometown from Institution A, which incorrectly disclosed that Institution A valued Hometown at a higher valuation than the terms of First Community’s indication of interest. By way of this letter, Hometown corrects the language in the Proxy Statement to provide that Institution A valued Hometown at a lower valuation than the terms of First Community’s indication of interest.

The Hometown board of directors reaffirms its unanimous recommendation that shareholders vote FOR the merger proposal at the special meeting of Hometown shareholders to be held on December 2, 2025 at 5:00 p.m. (local time) at Sistersville Country Club, WV-2, Sistersville, West Virginia 26175 and telephonically by conference call (the “Hometown special meeting”). In reaching this decision, the  Hometown board of directors carefully considered several key factors, including, but not limited to: (i) compelling strategic benefits, including enhanced scale, market presence, and competitive positioning that are expected to drive long-term growth, (ii) the financial terms of the merger, including the proposed consideration and tax structure of the merger, and (iii) shared values and cultural alignment between Hometown and First Community, which the Hometown board of directors believes will facilitate a smooth integration and support continued success for our employees, customers, and communities. We believe that the intrinsic value of the ownership our shareholders will receive in First Community transcends any short-term market performance. Further, our view is the combined strategic direction of First Community after the merger is in the best interests of our shareholders. This is reflected, in part, by the opinion of Hovde, as our financial advisor, that the terms of the merger are fair, from a financial standpoint, to our shareholders.

Please see the section entitled “The Merger – Recommendation of the Hometown Board of Directors and Hometown’s Reasons for the Merger,” beginning on page 35 of the Proxy Statement, for a more detailed discussion of the recommendation of the Hometown board of directors.

On November 6, 2025, First Community received regulatory approval from the Federal Reserve Bank of Richmond. The West Virginia Division of Financial Institutions previously issued a no objection to the merger. The merger remains subject to the approval from the Virginia State Corporation Commission Bureau of Financial Institutions, Hometown’s shareholders and other customary closing conditions.

We reiterate that your vote at the Hometown special meeting is very important. Regardless of whether or not you plan to attend the Hometown special meeting, please take the time to vote your shares of Hometown common stock in accordance with the instructions contained in the Proxy Statement.

If you have already completed and returned the proxy card accompanying the Proxy Statement and wish to revoke your proxy, you can revoke your proxy by:

1.	submitting another valid proxy card bearing a later date;
2.	attending the Hometown special meeting and voting your shares in person or by telephone; or
3.	delivering prior to the Hometown special meeting a written notice of revocation to Hometown at the following address: P.O. Box 145, Middlebourne, West Virginia 26149, Attention: Jessica Moore.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 11:59 p.m. (local time) on December 1, 2025. Attendance at the Hometown special meeting will not, in and of itself, constitute revocation of a proxy.

Additional Information and Where to Find It:

The Registration Statement automatically became effective and First Community filed a final prospectus with the SEC on October 27, 2025, and on October 28, 2025, Hometown commenced mailing of the proxy statement to its shareholders. This communication is not a substitute for the proxy statement/prospectus or the Registration Statement or for any other document that First Community may file with the SEC or send to Hometown’s shareholders in connection with the proposed transaction. Shareholders of Hometown are urged to read carefully the Registration Statement and accompanying proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they contain or will contain important information.

Copies of the Registration Statement and of the proxy statement/prospectus and other filings incorporated by reference therein, as well as other filings containing information about First Community, can be obtained, free of charge, at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and First Community’s filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to First Community Bankshares, Inc., P.O. Box 989 Bluefield, Virginia 24605-0989, Attention: Corporate Secretary, (276) 326-9000 or by accessing First Community’s website at https://ir.fcbresource.com under the tab “SEC Filings”.

Participants in the Solicitation:

First Community, Hometown, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from shareholders of Hometown in respect of the proposed transaction. Information regarding the directors and executive officers of First Community may be found in its definitive proxy statement relating to its 2025 Annual Meeting of Shareholders, which was filed with the SEC on March 10, 2025 and its Annual Report on Form 10-K for the year ended December 31, 2024, which was filed with the SEC on March 7, 2025, each of which can be obtained free of charge from First Community’s website. Information regarding the directors and executive officers of Hometown, the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement/prospectus and other relevant materials filed with the SEC.